NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the SEC of its intention to remove the entire class of 8.625% Senior Notes due December 15, 2010, fully and unconditionally guaranteed by Hanover Compression Limited Partnership and the 9% Senior Notes due June 1, 2014, fully and unconditionally guaranteed by Hanover Compression Limited Partnership (collectively, the 'Senior Notes') of Hanover Compressor Company (the 'Company') from listing and registration on the Exchange at the opening of business on August 31, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Senior Notes are no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that as of August 20, 2007, the Company completed a merger involving Universal Compression Holdings, Inc. The merger became effective on August 20, 2007. The Common Stock of Hanover Compressor Company was suspended before the opening of business on August 21, 2007. A Form 25 was filed with the Commission to deregister the Common Stock of the Company on August 21, 2007. 1. The Exchange's Listed Company Manual, Section 802.01D, states in part that 'the Exchange is not limited by the criteria set forth in this section. Rather, it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in the light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria.' In view of the fact that the Common Stock of the Company was suspended from trading on the Exchange on August 21, 2007, following the aforementioned merger, the Exchange also considered the appropriateness of the continued listing of the Senior Notes and determined that the Senior Notes are no longer suitable for continued listing on the Exchange. 2. The Exchange, on August 20, 2007, determined that the Senior Notes of the Company should be suspended from trading before the opening of the trading session on August 21, 2007, and directed the preparation and filing with the Commission of this application for the removal of the Senior Notes from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was issued on August 20, 2007, and an announcement was made on the 'information notice circular' of the Exchange on August 21, 2007 of the suspension of trading in the Senior Notes on the Exchange. Similar information was included on the Exchange's website. Trading in the Senior Notes on the Exchange was suspended before the opening of the trading session on August 21, 2007. 4. On August 16, 2007, the Exchange received a letter from the Company advising that 'following acceptance and purchase of the tendered Notes on August 20, 2007, Hanover will not protest the suspension and delisting of the Notes from the NYSE.'